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                                     EXHIBIT II
                                     __________

                                  IBM CREDIT CORPORATION
                           STATEMENT RE COMPUTATION OF RATIOS
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (DOLLARS IN THOUSANDS)

                             FOR THE YEAR ENDED DECEMBER 31:

                                 1993        1992      1991     1990     1989
                                 _____       ____      ____     ____     ____
Fixed Charges:
Interest Expense                $365,675  $445,816  $562,531  $606,750  $497,811

Approximate portion of rental
  expense representative of
  the interest factor              3,290     3,078     1,446     2,316       900
                               _________  ________  ________  ________  ________

Total fixed charges              368,965   448,894   563,977   609,066   498,711

Net earnings                     220,220   219,270   200,221   165,510   137,011

Provision for income taxes       173,172   131,562   124,858   102,539    81,696


                               _________   ________  ________  ________  ________

Earnings before income taxes,
  equity losses, cumulative
  accounting principle and
  fixed charges                 $762,357  $799,726  $889,056  $877,115  $717,418
                               =========  ========  ========  ========  ========


Ratio of earnings to fixed
  charges                           2.07     1.78       1.58      1.44      1.44
                                    ====     ====       ====      ====      ====



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